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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d)
OF THE SECURITIES EXCHANGE ACT OF 1934

DATE OF EARLIEST EVENT REPORTED: JANUARY 13, 2009

ATWOOD OCEANICS, INC.

(Exact name of registrant as specified in its charter)

COMMISSION FILE NUMBER 1-13167

TEXAS
(State or other jurisdiction of incorporation or organization)

Internal Revenue Service – Employer Identification No. 74-1611874

15835 Park Ten Place Drive, Houston, Texas, 77084
(281) 749-7800

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 7.01 REGULATION FD DISCLOSURE

     The ATWOOD FALCON is currently in a shipyard in Singapore undergoing approximately $5 million of capital equipment upgrades in addition to certain required inspections and maintenance all of which could take up to 45 days to complete. For the first 37 days of this shipyard period, Shell will pay a dayrate of approximately $155,000. Any shipyard days exceeding 37 could be at zero rate. We currently estimate that the rig could incur seven (7) to ten (10) zero rate days during this shipyard period. Shell will pay for approximately $3.3 million of the capital equipment upgrades in additional to the 37 days of dayrate. The $3.3 million will be amortized into revenue (approximately $4,000 per day) over the remaining firm contract commitment period which extends into August 2011.

     The ATWOOD SOUTHERN CROSS has been idle since the end of December 2008. During this idle period, certain equipment is being replaced and general maintenance is being performed. Contract opportunities are currently being pursued for the rig; however, we expect the rig will be idle all of the second quarter of fiscal year 2009.

     The ATWOOD AURORA is preparing to commence its mobilization to Egypt, which is expected to take around 25 days to complete. The rig should commence drilling operations under its two-year contract commitment in late February 2009.

     During our market conference call on November 25, 2008, we stated that, at that time, we expected total drilling costs for the first quarter of fiscal year 2009 to be around $56 million. We now expect that drilling costs for the first quarter of fiscal year 2009 will be around $52 million. This decline in operating costs primarily results from lower than anticipated operating costs being incurred in the quarter by the ATWOOD FALCON, ATWOOD SOUTHERN CROSS and ATWOOD EAGLE due primarily to repairs and maintenance projects being deferred from the first quarter of 2009 to the second quarter of fiscal year 2009 and from strengthening of the U.S. dollar against foreign currency. With certain repairs and maintenance projects deferred to the second quarter of fiscal year 2009 coupled with the anticipated commencement of the ATWOOD AURORA, we currently anticipate that operating costs for the quarter ending March 31, 2009 will be around $60 million.

     The construction of our two deepwater semisubmersibles continues on schedule. The conventionally moored semisubmersible which will commence working for Chevron Australia Pty. Ltd. immediately upon completion of its construction (estimated early 2011) has been named the ATWOOD OSPREY. A name has not yet been selected for our dynamically positioned semisubmersible scheduled for completion of construction in mid-2012.

     Additional information with respect to the Company’s Fleet Status Report at January 13, 2009 is attached hereto as Exhibit 99.1. Such information is being furnished under Regulation FD and should not be deemed to be filed under Section 19 of the Exchange Act.

     Statements contained in this report with respect to the future are forward-looking statements. These statements reflect management's reasonable judgment with respect to future events. Forward-looking statements involve risks and uncertainties. Actual results could differ materially from those anticipated as a result of various factors including; the Company's dependence on the oil and gas industry; the risks involved the construction of a rig; competition; operating risks; risks involved in foreign operations; risks associated with possible disruption in operations due to terrorism; risks associated with a possible disruption in operations due to a war with Iraq; and governmental regulations and environmental matters. A list of additional risk factors can be found in the Company's annual report on Form 10-K for the year ended September 30, 2008, filed with the Securities and Exchange Commission.

ITEM 9.01      EXHIBITS

EXHIBIT 99.1 Fleet Status Report at January 13, 2009

EXHIBIT INDEX

EXHIBIT NO.      DESCRIPTION

99.1	Fleet Status Report at January 13, 2009

SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ATWOOD OCEANICS, INC
(Registrant)

/s/ James M. Holland James M. Holland Senior Vice President

DATE: January 13, 2009